EXHIBIT 99.1

MPW Industrial Services Group, Inc.

9711 Lancaster Road S.E.

Hebron, Ohio 43025

www.mpwservices.com

At the Company:

Robert Valentine

Vice President, Chief Operating Officer and Chief Financial Officer

(740) 927-8790

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 14, 2005

MPW REPORTS FISCAL SECOND QUARTER RESULTS

HEBRON, Ohio, February 14, 2005 – MPW Industrial Services Group, Inc. (NASDAQ:MPWG) today announced total revenue of $23.0 million for the second fiscal quarter ended December 31, 2004. Revenue increased $0.7 million from $22.3 million for the quarter ended December 31, 2003. The Company reported a net loss of $(23) thousand, or $0.00 per share, for the second fiscal quarter ended December 31, 2004, compared with a net loss of $(0.6) million, or $(0.05) per share, for the same period last year.

CEO Comments

Monte Black, Chairman and Chief Executive Officer, commented, “While the Company’s revenue has continued to grow over previous quarters, I am still not satisfied with our top line performance.” Mr. Black added, “We are continuing to place significant emphasis on our sales and marketing efforts to increase our revenues and overall profitability.”

Quarterly Discussion

The 3.2% increase in revenues to $23.0 million for the quarter ended December 31, 2004 was primarily the result of increased base load work from new and existing customers, combined with new business from an acquisition in the Industrial Cleaning and Facility Maintenance and Support Services segments, slightly offset by a decrease in revenues in the Industrial Container Cleaning segment primarily driven by lower volumes due to a slowdown in the automotive industry.

Income from operations was $0.2 million, or 0.9% as a percentage of revenue, for the three months ended December 31, 2004 compared to a loss from operations of $(29) thousand, or (0.1)% as a percentage of revenue, for the three months ended December 31, 2003. The increase in operating income was driven by improved revenues combined with decreased operating supply costs due to better inventory utilization, lower workers compensation costs and lower depreciation expense, slightly offset by increased compensation expense and higher fuel costs.

Corporate Profile

Founded in 1972, MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers four principal service lines that are integral to a wide variety of manufacturing processes. These four service lines are industrial cleaning, facility maintenance and support services, industrial container cleaning and industrial process water purification.

Forward-Looking Statements

The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company’s business operations. Additional information about these and other risks and uncertainties can be found in “Investment Considerations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company’s Internet site: www.mpwservices.com.

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2004	June 30, 2004
	(unaudited)
ASSETS
Cash	$725	$2,237
Accounts receivable, net	15,771	14,866
Inventories	2,351	2,119
Deferred income taxes	1,813	1,679
Prepaid expenses	1,128	1,070
Other current assets	73	2

Total current assets	21,861	21,973

Property and equipment, net	29,093	30,198
Goodwill	6,044	6,044
Other intangibles, net	6,904	6,284
Other assets	194	192

Total assets	$64,096	$64,691

LIABILITIES
Accounts payable	$3,926	$3,513
Accrued compensation and related taxes	1,981	1,902
Current maturities of long-term debt	1,237	1,261
Other accrued liabilities	5,552	5,608

Total current liabilities	12,696	12,284

Long-term debt	17,017	17,631
Deferred income taxes	2,871	3,447

Total liabilities	32,584	33,362

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 30,000,000 shares authorized; 10,708,707 shares issued and outstanding at December 31, 2004 and June 30, 2004, respectively	107	107
Additional paid-in capital	40,921	40,921
Accumulated deficit	(9,616)	(9,690)
Accumulated other comprehensive income (loss)	100	(9)

Total shareholders’ equity	31,512	31,329

Total liabilities and shareholders’ equity	$64,096	$64,691

MPW INDUSTRIAL SERVICES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)
Revenues	$23,035	$22,315	$45,860	$41,975
Cost of services (including depreciation)	18,366	18,090	36,404	35,107

Gross profit	4,669	4,225	9,456	6,868
Selling, general and administrative expenses	4,458	4,254	8,799	9,128

Income (loss) from operations	211	(29)	657	(2,260)
Interest expense, net	263	278	547	561

Income (loss) from operations before income taxes (benefit)	(52)	(307)	110	(2,821)
Provision (benefit) for income taxes	(29)	263	36	(818)

Net income (loss)	$(23)	$(570)	$74	$(2,003)

Net income (loss) per share, basic and diluted	$—	$(0.05)	$0.01	$(0.18)

Weighted average shares outstanding	10,709	10,951	10,709	10,947
Weighted average shares outstanding, assuming dilution	10,709	10,951	10,786	10,947